EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (Dollars in Millions)

                                       Three Months Ended     Nine Months Ended
                                      --------------------  --------------------
                                      Sept. 26,  Sept. 27,  Sept. 26,  Sept. 27,
                                        1997       1996        1997       1996
                                      ---------  ---------  ---------  ---------

Pretax earnings from
  continuing operations               $  771       $  522    $ 2,322    $ 1,891

Add: Fixed charges (excluding
     capitalized interest)             4,209        3,144     11,980      8,786
                                      ------       ------    -------    -------

Pretax earnings before fixed charges  $4,980       $3,666    $14,302    $10,677
                                      ======       ======    =======    =======

Fixed charges:

  Interest                            $4,147       $3,104    $11,793    $ 8,669

  Other(A)                                63           40        188        117
                                      ------       ------    -------    -------

  Total fixed charges                  4,210        3,144     11,981      8,786

  Preferred stock dividend
    requirements                          14           18         47         56
                                      ------       ------    -------    -------

  Total combined fixed charges and
   preferred stock dividends          $4,224       $3,162    $12,028    $ 8,842
                                      ======       ======    =======    =======


Ratio of earnings to fixed charges      1.18         1.17       1.19       1.22

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                       1.18         1.16       1.19       1.21


(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, preferred stock dividend requirements of majority-owned subsidiaries, and capitalized interest.


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